Ex-99.1

                                  PRESS RELEASE
                                  Exhibit 99.1
                              PATHMARK STORES, INC.
                                200 MILIK STREET
                           CARTERET, NEW JERSEY 07008

FOR IMMEDIATE RELEASE                                 CONTACT:  HARVEY M. GUTMAN
                                                                  (732) 499-4327

             PATHMARK JOINS WITH STOP & SHOP IN ATTEMPT TO PURCHASE
                               BIG V SUPERMARKETS


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Carteret, New Jersey, March 4, 2002 - Pathmark Stores, Inc. (Nasdaq: PTMK) today announced that it has signed an agreement with The Stop & Shop Supermarket Company to acquire nine Big V Shop-Rite supermarkets in conjunction with Stop & Shop's proposal to acquire substantially all of the Big V Shop-Rite supermarkets pursuant to a Plan of Reorganization to be filed by Stop & Shop and certain creditors of Big V with the Bankruptcy Court in the Big V bankruptcy case. Big V is already the subject of a competing plan previously filed by Wakefern Food Corp. and Big V.

Under the terms of the agreement, Pathmark would pay $71 million, plus an amount for inventory, for the nine Big V stores. Four of the stores are in Mercer County, New Jersey, four are in Westchester County, New York and one is in Orange County, New York.

Pathmark's acquisition of these stores is subject to a number of conditions, including the approval of the Pathmark Board of Directors, the satisfaction of the closing conditions of Stop & Shop's asset purchase and sale agreement, the confirmation of the Stop & Shop Plan of Reorganization by the Bankruptcy Court and the approval of the applicable antitrust authorities.

Because of the nature of the bankruptcy process and the existence of a competing Plan of Reorganization for Big V, there can be no assurances that Pathmark will be successful in acquiring the nine stores.

Pathmark Stores, Inc. is a regional supermarket company currently operating 142 supermarkets in the New York-New Jersey and Philadelphia metropolitan areas. Additional information about Pathmark is available at www.pathmark.com.

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